Exhibit 99.1

For more information:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

ALPHATEC SPINE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008

REVENUE AND FINANCIAL RESULTS

- Annual revenue of $101.3 million; 6th consecutive quarter of record revenue -

CARLSBAD, Calif., March 2, 2009 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announced today financial results for the fourth quarter and full year ended December 31, 2008.

2008 Performance Highlights

•	Annual revenues of $101.3 million reported for 2008 represent 26.6% growth over 2007 revenues

•	Fourth quarter 2008 revenues of $28.4 million grew 33.3% over 2007 fourth quarter revenues

•	Launched nine new products in the US

•	Expanded and upgraded the core product portfolio

•	Positioned as market leader in providing solutions for the aging spine

•	Significant R&D investment to in-license, develop and commercialize new and innovative products

•	Launched European product distribution, resulting in $2.1 million in revenues

•	OsseoFix™ Fracture Reduction System introduced as a gateway product in Europe

•	Expanded and upgraded US sales force to drive revenue growth

•	Increased exclusivity in distribution network

•	Strengthened management team in Sales, Marketing, R&D and Finance

•	Consolidated functions in Marketing, Manufacturing and R&D

•	Completed $30 million credit facility through Silicon Valley Bank and Oxford Finance Corporation

Fourth Quarter 2008 Financial Results

Consolidated revenues for the fourth quarter 2008 were $28.4 million, an increase of 33.3% from the $21.3 million reported for the fourth quarter 2007. US revenues for the fourth quarter 2008 were $22.0 million, an increase of 28.8% from the $17.1 million reported for the fourth quarter of 2007. Asian revenues for the fourth quarter 2008 were $4.8 million, an increase of 12.9% from the $4.3 million reported for the fourth quarter 2007. European revenues for the fourth quarter 2008 were $1.6 million. There were no European revenues for the fourth quarter 2007.

Gross profit for the fourth quarter 2008 was $16.9 million, an increase of $4.3 million over fourth quarter 2007 of $12.6 million. Fourth quarter 2008 gross margin of 59.2% increased over fourth quarter 2007 gross margin of 59.1%.

Total operating expenses for the fourth quarter 2008 were $21.0 million, a decrease of $2.8 million compared to fourth quarter 2007 of $23.8 million. The decrease was primarily related to a decrease in in-process research & development expenses of $6.8 million, offset by increases in research and development and sales and marketing expenses.

Research and development expenses for the fourth quarter 2008 were $3.0 million, an increase of $0.8 million compared to the fourth quarter 2007 of $2.2 million.

Sales and marketing expenses for the fourth quarter 2008 were $11.5 million, an increase of $2.8 million compared to the fourth quarter 2007 of $8.7 million.

General and administrative expenses for the fourth quarter 2008 were $6.3 million, an increase of $0.5 million, compared to the fourth quarter 2007 of $5.8 million.

Net loss for the fourth quarter 2008 was $5.1 million, or ($0.11) per share (basic and diluted), compared with a net loss of $11.2 million, or ($0.24) per share (basic and diluted) for the fourth quarter 2007.

Full Year 2008 Financial Results

Consolidated revenues for year end 2008 were $101.3 million, an increase of 26.6% from the $80.0 million reported for year end 2007. US revenues for year end 2008 were $81.5 million, an increase of 22.1% from the $66.7 million reported for year end 2007. Asian revenues for year end 2008 were $17.7 million, an increase of 33.2% from the $13.3 million reported for year end 2007. European revenues for year end 2008 were $2.1 million. There were no European revenues for the year end 2007.

Gross profit for year end 2008 was $64.7 million, an increase of $14.5 million over the year end 2007 of $50.2 million. Year end 2008 gross margin of 63.9%, represents a 1.2 % margin increase over year end 2007 gross margin of 62.7%.

Total operating expenses for year end 2008 were $92.5 million, an increase of $22.6 million over year end 2007 of $69.9 million. The increase in 2008 was attributable primarily to Depuy Spine patent litigation settlement expense of $11.0 million, as well as increases in both research and development and sales and marketing expenses.

Research and development expenses for year end 2008 were $13.0 million, an increase of $6.6 million over year end 2007 of $6.4 million. The increase in 2008 research and development expenses was primarily due to development activities relating to OsseoFix, the OsseoScrew, and additional product development.

Sales and marketing expenses for year end 2008 were $42.4 million, an increase of $8.9 million over year end 2007 of $33.5 million. The 2008 increase was primarily due to increased sales commission expenses related to the increased sales volume, increased sales management, as well as marketing activities to support the product development pipeline.

General and administrative expenses for year end 2008 were $23.4 million, an increase of $2.8 million, over year end 2007 of $20.6 million. The increase in 2008 expenses was primarily attributable to increased stock-based compensation expenses and increased administration costs in Asia.

Net loss for year end 2008 was $29.3 million, or ($0.63) per share (basic and diluted), compared with a net loss of $20.2 million, or ($0.54) per share (basic and diluted) for year end 2007.

2009 Financial Guidance

On January 13, 2009, the Company provided financial guidance for full year 2009 of $123 million to $125 million in annual revenues, $12 million to $14 million in annual adjusted EBITDA and positive GAAP-based EPS occurring in the third quarter 2009.

“We had an extremely busy year in 2008, and we are pleased with our accomplishments, especially in achieving record revenue growth and positioning Alphatec Spine for long term growth. We continue to grow revenues at rates significantly higher than the spine market growth rate through the introduction of innovative new products, improvements in our US sales force, and expansion of our international operations,” stated Dirk Kuyper, Alphatec Spine’s President and CEO. Mr. Kuyper continued, “Importantly, we expect our focus on providing solutions for the aging spine to yield additional product launches addressing the fastest-growing segment of the spine market. With a robust product pipeline, we believe Alphatec Spine is positioned to achieve ongoing revenue growth while leveraging manufacturing and distribution capabilities that we believe will drive to positive EBITDA and earnings in 2009.”

Conference Call

Alphatec Spine will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (877) 852-6580 for domestic callers and (719) 325-4786 for international. A live webcast of the conference call will be available online from the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website, for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, the Company also markets its spine products in Europe. In Asia, the company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc.

Also visit the Aging Spine Center, www.agingspine.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. Alphatec Spine is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about all the key disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

Non-GAAP Information for Adjusted EBITDA

Adjusted EBITDA included in this press release is a non-GAAP (generally accepted accounting principles) financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation costs, and other non-recurring income of expense items, such as in-process research and development expenses. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP.

Though management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2009 revenue and earnings projections, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including the successful global launch of those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, or unexpected or prolonged delays in the process, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues	$28,447	$21,342	$101,313	$80,031
Cost of revenues	11,594	8,728	36,605	29,824

Gross profit	16,853	12,614	64,708	50,207
Operating expenses:
Research and development	3,046	2,255	12,965	6,360
In-process research and development	150	7,000	2,750	9,344
Sales and marketing	11,549	8,666	42,437	33,545
General and administrative	6,279	5,849	23,362	20,644
Litigation settlement	—	—	11,000	—

Total operating expenses	21,024	23,770	92,514	69,893

Operating loss	(4,171)	(11,156)	(27,806)	(19,686)
Interest and other income (expense), net	(662)	221	(1,014)	74

Loss before tax provision	(4,833)	(10,935)	(28,820)	(19,612)
Income taxes	225	312	468	590

Net loss	$(5,058)	$(11,247)	$(29,288)	$(20,202)

Net loss per common share - basic and diluted	$(0.11)	$(0.24)	$(0.63)	$(0.54)
Weighted-average shares - basic and diluted	46,495	45,931	46,290	37,283

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands - unaudited)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$18,315	$25,843
Restricted cash	—	2,000
Accounts receivable, net	18,759	13,035
Inventories, net	24,170	20,092
Prepaid expenses and other current assets	3,847	1,968
Deferred income tax assets	418	937

Total current assets	65,509	63,875
Property and equipment, net	23,093	12,229
Goodwill	60,124	60,003
Intangibles, net	4,280	9,634
Other assets	2,542	1,499

Total assets	$155,548	$147,240

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,504	$5,948
Accrued expenses	16,739	13,368
Deferred revenue	1,858	—
Lines of credit	—	2,546
Current portion of long-term debt	2,109	2,211

Total current liabilities	31,210	24,073
Total other long term liabilities	29,264	4,705
Redeemable preferred stock	23,605	23,612
Total stockholders’ equity	71,469	94,850

Total liabilities and stockholders’ equity	$155,548	$147,240

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Operating loss, as reported	$(4,171)	$(11,156)	$(27,806)	$(19,686)
Add back:
Depreciation	1,648	1,910	5,107	6,609
Amortization of intangibles	1,168	851	3,624	3,874

Total EBITDA	(1,355)	(8,395)	(19,075)	(9,203)
Add back significant items:
Stock-based compensation	672	600	2,935	678
In-process research and development	150	7,000	2,750	9,344
Litigation Settlement	—	—	11,000	—

EBITDA, as adjusted for significant items	$(533)	$(795)	$(2,390)	$819

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except gross profit margin percentages - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues by geographic segment
U.S.	$21,988	$17,077	$81,456	$66,722
Asia	4,817	4,265	17,731	13,309
Europe	1,642	—	2,126	—

Total revenues	$28,447	$21,342	$101,313	$80,031

Gross profit by geographic segment
U.S.	$13,838	$11,180	$56,214	$44,677
Asia	1,990	1,434	7,103	5,530
Europe	1,025	—	1,391	—

Total gross profit	$16,853	$12,614	$64,708	$50,207

Gross profit margin by geographic segment
U.S.	62.9%	65.5%	69.0%	67.0%
Asia	41.3%	33.6%	40.1%	41.6%
Europe	62.4%	—	65.4%	—

Total gross profit margin	59.2%	59.1%	63.9%	62.7%